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                                                                       EXHIBIT 5

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                                    SIMPSON AYCOCK, P.A.
DAN R. SIMPSON                        ATTORNEYS AT LAW              TELEPHONE (704) 437-9744
  OF COUNSEL                      204 EAST MCDOWELL STREET          FACSIMILE (704) 433-7708
SAMUEL E. AYCOCK                      P.O. DRAWER 1329
JAMES R. SIMPSON II              MORGANTON, NORTH CAROLINA
LOUIS E. VINAY                             28680
                                      January 8, 1998
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Board of Directors
WSMP, Inc.
1 WSMP Drive
P.O. Box 399
Claremont, NC 28610

Dear Sirs:

     We are acting as counsel to WSMP, Inc., a North Carolina corporation (the "Company"), in connection with the preparation, execution and filing today, with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement"). The Registration Statement covers the offer, issuance and sale, in connection with the merger (the "Merger") of a subsidiary of the Company with and into Sagebrush, Inc., a North Carolina corporation ("Sagebrush"), of 0.3214 of a share of WSMP common stock (or cash in lieu of fractional shares) for each share of Sagebrush common stock exchanged in the Merger. The aggregate shares of WSMP common stock offered, issued and sold in connection with the Merger, adjusted as and to the extent provided in the Registration Statement, are referred to herein as the "Shares." This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

     In our representation of the Company, we have examined the Registration Statement and the Company's Restated Charter and By-laws, each as amended to date, and such other documents as we have considered necessary for purposes of rendering the opinions expressed below. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies of originals.

     Based upon the foregoing, we are of the following opinion:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina.

          2. The issuance of the Shares has been authorized by the Board of Directors of the Company. Provided that the issuance of the Shares is authorized by the shareholders of the Company as contemplated by the Registration Statement and that the offer, issuance and sale of the Shares is effected in compliance with the Act, the Shares will be, upon consummation of the Merger, duly and validly issued, fully paid and nonassessable.

     The opinions expressed herein are limited to matters governed by the North Carolina Business Corporation Act.

     We hereby consent to the use of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the heading "Legal Opinions" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          Simpson Aycock, P.A.

                                          By: /s/ J. R. SIMPSON
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                                            J. R. Simpson